Exhibit 3.3

ARTICLES OF AMENDMENT

MEETINGHOUSE BANCORP, INC.

Meetinghouse Bancorp, Inc., a Maryland corporation, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

1.                                      The Articles of Incorporation of the corporation is hereby amended so that Article NINTH reads in its entirety as follows:

“NINTH:  The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures required, and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation’s Bylaws and be permitted by law.  The foregoing rights of indemnification shall not be exclusive of any rights to which those seeking indemnification may be entitled.  The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law.  No amendment of the Articles of Incorporation of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.  Any indemnification payments made pursuant to this Article NINTH are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359).”

2.                                      This amendment of the Articles of Incorporation of the corporation has been approved by a majority of the entire board of directors of the corporation.  No stock entitled to be voted on the amendment was issued, outstanding or subscribed for at the time of such approval.

[Signature page follows]

We the undersigned President and Corporate Secretary swear under penalties of perjury that the foregoing is a corporate act.

Executed this 21st day of May 2012.

MEETINGHOUSE BANCORP, INC.

By:	/s/ Anthony A. Paciulli
Anthony A. Paciulli
President and Chief Executive Officer

By:	/s/ Daniel T. Flatley
Daniel T. Flatley
Corporate Secretary